Execution Copy

Employment Agreement

Effective as of 1st day of January, 2009

By and Among:
HOMI Israel Ltd., a private, limited liability company, incorporated and existing under the laws of Israel, Company No. 512482787, whose address for the purposes of this Agreement shall be Gav-Yam Centre, Building #3,  3rd Floor, 9 Shenkar Street, Herzliya Pituach 46725, Fax: 09-9728626, email: danielcohen@my-homi.com, with a mandatory copy to Adv. Aryeh Reif, 17-4 Yitzchak Rabin Road, Bet Shemesh 99585, Fax: 02-9997993, email: Aryeh@ReifLaw.com (“Employer”);

And:	Jacob Ronnel, I.D. 065826018, whose address for the purposes of this Agreement shall be 21 Hasavoraim Street, Tel Aviv 69207, fax: 057-7979383, email: jackronnel@my-homi.com (“Manager”);

Whereas:
Employer is engaged in the development, manufacture and supply of computerized minibars, and in the supply of services relating to minibars and/or other appliances containing food and/or drink and/or other products; and

*Whereas:
Employer wishes to employ Manager in the position specified in Exhibit A’ to this Agreement (hereinafter: the “Position”) in reliance upon the representations and undertakings of Manager as set forth herein; and

Whereas:	Manager declares that he possesses the know-how, the experience, the abilities and the skill that are required in order to fulfill Manager’s duties in the Position to Employer’s satisfaction; and

Whereas:
Manager declares that there is no bar, legal, contractual or howsoever otherwise, to Manager’s (i) entering into this Agreement, (ii) being employed by Employer pursuant hereto and (iii) fulfilling all of Manager’s duties in the Position; and

Whereas:
A material and advance condition of Employer’s employing Manager under this Agreement is Manager’s undertaking to maintain the Trade Secrets (as defined below) in strict confidence, as set forth in this Agreement;

Whereas:	Manager confirms that he is familiar with the HOMI Companies (as defined below), their products, services, procedures, financial situation and management structure;

Whereas:
The Parties wish to define and establish the terms and conditions which will apply to their relations for the duration of Manager’s employment by Employer, all as set forth in this Agreement, including any and all Appendices hereto (hereinafter: the “Agreement”);

Therefore, the parties have made condition and agreed as follows:

1.	Appointment; Duration; Terms of Employment

1.1
Subject to the terms hereof, Employer agrees to employ Manager as a salaried employee, in the Position and Manager hereby accepts the appointment, under and subject to the terms and conditions of this Agreement. Manager hereby agrees to serve in the Position, or in any other position or capacity to which he may be elected or appointed by Employer from time to time.

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

1.2	Manager’s employment with Employer shall be deemed to have commenced as of the date of this Agreement, and shall continue until duly terminated in accordance with the provisions hereof.

*1.3
The terms of salary and other compensation to which Manager will be entitled during the period of employment are set forth in Exhibit A’ attached hereto.
The provisions contained in Exhibit A’ constitute an exhaustive list of Manager’s rights and entitlements vis a vis Employer.

1.4
Employer shall be entitled, in its discretion and from time to time, to amend work procedures relating to the Position and/or Manager’s place of work, including the possible full-time and/or part-time, temporary and/or permanent transfer of Manager’s employment to one or more affiliated companies of Employer (each, an “Affiliate”), in which case any such affiliate may also be designated by Employer as being included in the definition of “Employer” herein, all the foregoing in accordance with Employer’s needs and without prejudice to Manager’s statutory rights, and each such designated Affiliate shall then be entitled to require Manager to fulfill Manager’s undertakings and obligations herein.

2.	Manager’s Representations and Undertakings

Manager represents, confirms and undertakes that:

2.1
the very best of Manager’s time, energy and abilities will be dedicated to performing all of the duties which will be assigned to Manager by Employer from time to time during the course of Manager’s employment with Employer, all subject to the scope of the Position as set forth in Exhibit A’;

2.2
the Position will be filled by Manager, and all of the duties assigned to Manager in the course of Manager’s employment with Employer will be discharged, with dedication and skill, in accordance with the procedures and directions which will be established by Employer from time to time;

2.3
the duties assigned to Manager in the course of employment with Employer shall be discharged by Manager in good faith and with integrity, for the good of Employer and its Affiliates alone, and Manager will refrain from any action which could harm Employer and/or any Affiliate, or cause any kind of damage to Employer and/or any Affiliate, and/or their assets, interests, reputation and/or goodwill, in any way whatsoever;

2.4
Manager will perform and execute all Manager’s duties as directed by Employer, it being acknowledged and agreed that Employer may, from time to time, extend or curtail precise duties and job expectations of Manager; without limitation, Manager will carry out such directions as are issued in writing by Employer;

2.5
other than as set forth in Exhibit A’, Manager will not be permitted to receive any payment, consideration, reward or other benefit, whether monetary or otherwise, in respect of Manager’s employment with Employer or howsoever in connection therewith, from any person or entity whatsoever, including Employer and/or any of Employer’s customers and/or suppliers;

2.6
Manager is aware that, during the course of employment with the Employer, important and valuable equipment which is used by Employer in the conduct of its business may be placed under Manager’s care and/or control; and Manager undertakes to take excellent care of all such equipment and to prevent any damage or loss to the equipment (except for reasonable wear and tear), for the duration of Manager’s employment with the Employer;

2.7
Manager will promptly disclose to the President of HOMI Inc (as defined below) full details of any material business transaction concerning Employer, or any other matter coming to Manager’s attention or knowledge that may affect the interests of Employer; Manager shall regularly and periodically make available to Employer full information about any and all matters affecting the business of Employer in which Manager may be or become involved and any acts Manager may perform, whether for or on Manager’s own behalf or on behalf of Employer;

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

2.8
in respect of all periods up to the date of this Agreement, he received all sums and all benefits, of any kind whatsoever, which he may at any time have been entitled, directly and/or indirectly, to receive from Employer and/or from any Affiliate, and Manager neither has, nor shall have, and Manager hereby waives, all manner of claims, demands, causes and/or grounds of action, of any kind whatsoever, against Employer and/or any Affiliate, howsoever in respect of all periods up to the date of this Agreement and Manager hereby indemnifies and holds harmless Employer and all its Affiliates and their respective shareholders, directors and officers, from and against any and all damages which they may sustain, including, without limitation, reasonable legal fees and/or any other expense which they may incur, as a result of breach of Manager’s representations and/or undertakings and/or waiver under this Sub-Section 2.8.

3.	HOMI Companies

Employer is indirectly owned by Hotel Outsource Management International, Inc. (“HOMI Inc”), which owns and/or will own, directly or indirectly, shares in a number of companies, around the world, all of which shall be deemed Affiliates for the purposes of this Agreement (collectively with Employer, “HOMI Companies”). Notwithstanding the definition of the Position in Exhibit A’, it is hereby acknowledged and agreed by the Parties that employment relations will exist solely between Employer and Manager and that no employment relations will exist, at any time during the duration of this Agreement, between Manager and any other of the HOMI Companies, unless such relations are established by a written employment agreement, approved by the Board of Directors of the relevant HOMI Company and signed by that HOMI Company’s authorized signatories, who shall not have a personal interest in the matter. Manager hereby acknowledges that Employer’s willingness to pay the salary and benefits set forth in Exhibit A’ is inter alia in reliance upon the provisions of this Section 3 above, and it is agreed that it is the intention of both Parties that the total amount of salary and benefits to which Manager will be entitled, from any and all HOMI Companies, in respect of all duties relating to HOMI Companies, will not exceed the salary and benefits set forth in Exhibit A’. Manager hereby confirms that any and all claims which Manager may at any time have, howsoever in connection with this Agreement and/or with the filling of the Position, can be brought against Employer alone, but cannot under any circumstances be brought against any other HOMI Company and/or Affiliate, and Manager hereby waives any and all such claims against all other HOMI Companies and Affiliates, and Manager hereby indemnifies and holds harmless Employer and all its Affiliates and their respective shareholders, directors and officers, from and against any and all damages which they may sustain, including, without limitation, reasonable legal fees and/or any other expense which they may incur, as a result of breach of Manager’s undertakings and/or waiver under this Section 3.

4.	Confidentiality; Ownership of Rights

4.1
Manager represents that he is aware that, in the context of and/or in the course of and/or as a result of Manager’s employment with Employer and/or howsoever otherwise, information and/or documents and/or trade secrets and/or commercial secrets of HOMI Companies, may become known to Manager (jointly and severally hereinafter: “Trade Secrets”), and Manager undertakes, as an integral and fundamental condition of Employer’s willingness to hire Manager, to maintain in strictest confidence any and all Trade Secrets that may become known to Manager, and to refrain from making any use thereof, other than in the context of discharging Manager’s duties in the Position and for the purpose of fulfilling Manager’s undertakings towards Employer as set forth herein, and to the best interests of the HOMI Companies alone.

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

4.2
Without limitation to the generality of other related provisions herein, Manager specifically undertakes not to disclose any information howsoever relating to HOMI Companies’ activity to any third party whatsoever.

4.3
In addition to the provisions of this Section 4 above, and without derogating therefrom, Manager confirms and agrees that all documents and/or other material which may be given to Manager or otherwise be in Manager’s possession in the context of and/or in the course of and/or as a result of Manager’s employment with Employer, is the property of HOMI Companies and, for as long as such shall be in Manager’s possession, Manager shall look after it in such way as to ensure that no unauthorized use may be made of it. Any and all such documents and/or material shall be returned to Employer by Manager forthwith upon their no longer being need by Manager in furtherance of Manager’s duties herein, or upon Employer’s first demand, whichever comes sooner, without Manager retaining any copy thereof.

4.4
Manager represents and confirms that Manager is aware and agrees, that Employer and/or other HOMI Companies shall be the owner of all of the rights in and to all of the fruits of Manager’s labor and all of the work product, of any kind whatsoever, that are related and/or that pertain, directly or indirectly, to Manager’s work hereunder (hereinafter: “Work Product”), and Manager undertakes not to make any use whatsoever, at any time whatsoever, of the Work Product, or any part thereof, other than solely for HOMI Companies’ benefit and in the context of Manager’s work for Employer under the terms hereof. For avoidance of doubt, it is hereby stipulated that any and all Work Product, and any and all information relating, directly or indirectly, to any and all Work Product, shall for all intents and purposes be deemed to be Trade Secrets. In the event of any dispute arising between the Parties as to the inclusion of any item within the definition of Work Product as defined above, the burden of proof shall rest with Manager alone, and until such time as Manager may, if at all, convince Employer that it is not Work Product, Manager undertakes to treat it as Work Product, and all the provisions hereof applying to Work Product shall also apply in such case.

4.5
For avoidance of any doubt, it is hereby stipulated that all Work Product will be the property of Employer and/or HOMI Companies alone, and Manager shall not be entitled to any consideration or benefit, of any kind whatsoever, in connection with such Work Product, over and above Manager’s wages as defined herein, and Employer and HOMI Companies will be entitled to take, or refrain from taking, whatever action they see fit in relation to such Work Product, in their discretion, without the need to provide the reasons behind their decision, or to update Manager as to their decisions. Manager undertakes to sign any document that may be presented to Manager by Employer, such as may reasonably and customarily be required in order to implement and give effect to the provisions of Sections 4.4 and 4.5 above, including, without limitation, assignments and/or transfers of patents, copyright and/or any other similar right.

4.6
It is acknowledged that Manager will likely become acquainted with sensitive and classified Trade Secrets and Work Product in the course of Manager’s relations with HOMI Companies under this Agreement as mentioned in this Section 4 above. It is further acknowledged that such Trade Secrets and Work Product would give HOMI Companies’ competitors an unfair and unlawful advantage in trade, and that HOMI Companies’ business is based, and fundamentally dependent, on the continued secrecy of such Trade Secrets and Work Product. Such Trade Secrets and Work Product are proprietary to, and owned exclusively by HOMI Companies, and unauthorized disclosure and/or use of such Trade Secrets and/or Work Product would be very likely to cause material damage to HOMI Companies. With all of the foregoing in mind, Manager hereby undertakes, in addition to, and without derogating from Manager’s non-disclosure undertakings, in order to reduce the risk of unauthorized disclosure and/or use of Trade Secrets and/or Work Product, that Manager will not, at any time during the Term of this Agreement and for a further period of 12 (twelve) months following termination of this Agreement, for whatever reason, either personally or by means of any person and/or entity acting on Manager’s behalf and/or howsoever otherwise, directly or indirectly, do any of the following:

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

a.
be employed by, consult to, participate in, or howsoever be connected with any Competitor of Employer, where “Competitor” means any entity engaged in competing activity in the field of development, manufacture and/or supply of computerized minibars, and/or in the supply of services relating to minibars and/or other refrigerators containing food and/or drink and/or other products, in any country in which HOMI Companies have any business interest and/or activity;

but only where Manager’s said activity is in the same or similar fields in which Manager was actually engaged by Employer and/or in relation to which Manager was in possession of and/or had access to Trade Secrets and/or Work Product.

4.7
If Manager shall directly or indirectly perform any of the activities specified in Section 4.6a above during the period of restriction specified in Section 4.6 above, then Manager undertakes to pay to Employer a sum equal to 35% of all income generated by such activities, for as long as such activities continue, without prejudice to all other rights and entitlements of Employer in such circumstances, pursuant to this Agreement and to applicable law.

4.8
Manager hereby covenants and agrees that, at all times during the term of his employment with Employer, and for a period of five (5) years following its termination, Manager will not directly or indirectly solicit any employees of Employer and/or of any of the HOMI Companies to encourage or otherwise entice said employees to leave the employ of Employer or HOMI Companies.

4.9	Manager undertakes to make every reasonable effort to prevent any conflict of interest arising between his employment with Employer and activities and/or transactions involving his close relatives.

4.10
Employer and Manager acknowledge that they are familiar with the present and proposed operation of the Employer and agree and confirm that the restrictive covenant set forth in this Section 4 is reasonable with respect to its subject matter, duration and application.

4.11
The provisions of this Section 4 are intended to supplement, and not derogate from, Employer’s rights under applicable law, and these provisions shall remain in full and binding effect for the entire duration of this Agreement and for an unlimited period following the termination or cancellation of this Agreement at any time and under any circumstances.

5.	Set-Off

5.1
For the entire duration of Manager’s employment by Employer, and at any time following its termination, Employer shall, to the fullest extent permitted by law, have an absolute right, exercisable at its sole discretion, to withhold payment of any moneys owed to Manager, including salary, indebtedness or other monetary compensation of whatever kind or nature, and to offset and deduct therefrom (to the extent available), the full amount of any moneys which Employer has expended or may be required to expend in payment of sums which might arise out of or relate to the intentional or gross negligent acts of Manager, misrepresentations of or fraud by Manager, including (i) recovering any Employer property in Manager’s possession or improperly disposed by Manager, (ii) any money damages (whether compensatory, punitive or otherwise) paid under court order or by way of compromise and settlement of claims, (iii) court costs and reasonable attorney's fees, and (iv) fines or penalties imposed by any government agency or action, statute, or judicial decree.

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

5.2	Nothing in the foregoing remedies shall be deemed to limit or prevent the exercise by Employer of any other available rights and remedies.

6.	Termination

6.1	The Manager’s employment pursuant to this Agreement may be terminated by the Parties as follows:

a.	Without cause by either Party upon the provision of 120 days prior written notice to the other Party.

b.
In the event of violation by Manager of any material term of this Agreement, including any act of gross misconduct adversely affecting the business of Employer, conviction of a crime of moral turpitude or sentencing to a prison term, repeated and unexcused absenteeism  or tardiness, or any act of dishonesty or disloyalty constituting a violation of Manager’s trust or fiduciary responsibility toward Employer - immediately upon the provision of written notice. In this event, to the full extent allowable by law, Manager will not be entitled to advance notice compensation or any other kind of compensation on account of said termination.

6.2	Upon termination of Manager’s employment, Manager agrees, upon request by Employer, to hand over the Position to his replacement in an orderly manner as determined by Employer.

7.	Material Provisions and Injunctive Relief

7.1	It is hereby agreed that paragraphs 2 and 4 herein are Material Provisions.

7.2
In the event of actual or threatened breach of any Material Provision herein, the Parties expressly agree that Employer shall be entitled to obtain a preliminary restraining order and injunction restraining and enjoining Manager and each and every other person, firm, organization, association, or corporation associated with the breach from violating these provisions.  Nothing in this Agreement or the provisions hereof shall be construed so as to prohibit Employer from pursuing any other available remedy for such breach, including, without limitation, payment of compensatory damages. The parties agree that should Manager be found in violation of the above provisions, he shall be liable for payment of reasonable costs and attorneys fees incurred by Employer in enforcing its rights.

8.	Assignment

The duties and obligations of employment are personal to Manager, who shall have no right to assign his rights or delegate his duties under this Agreement to any other party. Nothing in this paragraph shall be construed as limiting the right of Employer to assign this Agreement or any of its rights or delegate its duties hereunder, and such assignment will not be construed as termination of this Agreement, provided that such assignment or delegation shall not alter the financial arrangements or basic rights and duties of Manager as provided in this Agreement.

9.	Divisibility

In the event that any portion of any restrictive covenant set forth in this Agreement is held to be unreasonable, arbitrary or against public policy, then such unreasonable portion shall be considered divisible both as to time and geographical area.  Should any such covenant be held unreasonable, arbitrary or against public policy, then a lesser time period and/or geographical area which are determined to be maximum permissible but still reasonable, non-arbitrary and not against public policy shall be enforceable against Manager.

Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

10.	Entire Agreement

This Agreement constitutes a special, individual employment agreement and comprises the full and exhaustive agreement between the Parties in connection with the employment relations between them. With respect to these employment relations, no other arrangements and/or agreements, currently in existence or to be in existence in the future at Employer, or any collective agreements that apply to and/or that may apply to other employees of Employer, if at all, will apply to Manager. For avoidance of doubt, this Agreement voids and comes in place of any prior arrangement or agreement, if at all, verbal or written, concerning employment relations between the Parties, if at all, and this Agreement alone shall exclusively apply to and be binding upon the Parties in respect of said employment relations. Notwithstanding the foregoing, nothing in this Agreement may be construed as diminishing in any way any undertakings and/or obligations of Manager, if at all, towards Employer and/or HOMI Companies with respect to any period prior to this Agreement being signed.

11.	Miscellaneous

The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. Section headings are for convenience purposes only, and may not be used in the construction or interpretation of this Agreement. The contents of this Agreement shall also serve as notice given to Employee under the Notice to Employee Act (Terms of Employment), 5762 - 2002. No failure or delay on the part of any party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. In case any provision of the Agreement shall be declared by a competent court to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to its rules of conflict of laws. The Parties hereby agree and submit to the exclusive jurisdiction of the competent courts in the District of Tel-Aviv, Israel, with respect to any claim or dispute arising out of and/or in connection with this Agreement. Notices sent by one party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination 7 days after being deposited with the Post Office for dispatch as registered mail, upon actual delivery when delivered by hand, and upon receipt of the recipient’s written confirmation (including electronic confirmation) of receipt when sent by fax, e-mail or other electronic means of communication.

In witness whereof the parties have executed this

Employment agreement on the date first above written:

______________________ Employer	______________________ Manager

Execution Copy

Exhibit A’

Effective as of 1st day of January, 2009

To the Individual Employment Agreement  (“Agreement”)

Between HOMI Israel Ltd. and Jacob Ronnel

dated as of 1 January  2009

Definition of Position and Terms of Employment

All terms that are capitalized herein and that are defined in the Agreement and not otherwise defined in this Exhibit A’ shall have the meanings given thereto in the Agreement. In the event of any inconsistency or contradiction between the provisions of this Exhibit and the provisions of the Agreement, the provisions of the Agreement shall prevail and be binding upon the Parties.

1.	Definition of Position

1.1
Position - CEO of Employer. In the context of this position, Manager will fulfill duties normally associated with this office, in accordance with the directions that will be given from time to time by Employer, including General Management; Business Development; Marketing, and such like.

1.2
To the extent required by one or more other HOMI Companies, Manager will hold office as CEO of such other HOMI Companies, and Manager’s work in holding such office and discharging the duties associated therewith will be deemed part of his duties hereunder, subject to the provisions of Section 3 of the Agreement, and Manager will not be entitled to additional payment in this regard.

1.3
The Position is a full time position, with it being understood that, in view of the seniority of the Position, Manager shall be required, according to Employer’s needs, to work more hours than a non-management employee, including outside of normal working hours (Sunday to Thursday, 0900-1800), and in this respect each Party shall show consideration for the needs and constraints of the other.

2.	Cost of Employment; Salary

2.1
For all services and duties rendered in any and all capacities by Manager to Employer and/or to HOMI Companies as of the date the Agreement is signed, including, without limitation, overtime and work outside of normal work hours, Employer will pay Manager salary and benefits as set forth herein.

2.2
The all inclusive total monthly cost to HOMI Companies of Manager’s employment by Employer under this Agreement shall be $13,333 (thirteen thousand, three hundred and thirty three US Dollars) (hereinafter: the “Cost of Employment”). Cost of Employment includes all wages and benefits whatsoever to which Manager is entitled under this Agreement and/or by law, and all Employer withholding taxes and Employer deductions and contributions of all kinds and all other sums of any kind which form part of the cost to HOMI Companies of Employer’s employing Manager under the Agreement, with the exception of sums which are clearly and unequivocally defined herein as being payable to Manager in addition to the Cost of Employment.

2.3
Manager’s wages for the term of Manager’s employment under the Agreement shall be in the form of a monthly salary, which shall be paid to Manager immediately following the end of each month of employment pursuant to the Agreement, in respect of the immediately preceding month. The amount of said salary, defined in gross terms, shall be calculated as a function of the Cost of Employment, taking into consideration all applicable taxes, social security payments, all other withholding payments required by law and all other benefits set forth herein, that form part of the Cost of Employment (hereinafter: the “Salary”).

2
Exhibit A’ to Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

3.	Car Allowance; Cellular Phone; Internet

3.1
Employer shall pay to Manager an allowance of $1,000 per month, towards Manager’s car expenses, instead of providing Manager with the use of a car. This allowance shall not be included in the Cost of Employment.

3.2
Manager shall have the right to the use of one or more cellular phones belonging to Employer, as Employer shall make available to Manager from time to time (hereinafter: the “Phone”), and Employer shall bear the expenses of operating the Phone, in Israel and abroad. Such expenses shall not be included in the Cost of Employment. Manager undertakes to return the Phone to Employer immediately upon termination of the Agreement, for whatever reason.

3.3
Employer shall reimburse Manager for the monthly cost of a fixed Internet connection at any location shown to be necessary by Manager, until such time as Employer may decide otherwise. This reimbursement shall not be included in the Cost of Employment.

4.	Severance Fund; Provident Fund

Deductions from Manager’s Salary and/or Employer contributions on the basis of the Salary, in respect of a Severance Fund and/or Provident Fund shall be in accordance with mandatory provisions of applicable law. All contributions by Employer in this regard shall be included in the Cost of Employment.

5.	Composition of Wage Package

Notwithstanding the provisions of Section 3 and 4 above, upon Manager’s written request, Employer may be agreeable to changing the composition of the wage package set forth therein, provided, however, that the Salary and the Cost of Employment shall at all times remain as defined in Section 2.2 above, without change. For instance, if Employer agrees to a written request by Manager to increase the payments being made under Section 4 above, for whatever reason, then Manager’s basic monthly wages and/or other elements of the wage package will be downwardly adjusted accordingly, so that the Cost of Employment shall at all times remain as defined in Section 2.2 above, without change.

6.	International Travel

It is acknowledged that a substantial amount of international travel shall be required in the context of the Position. The expenses incurred in such travel, including flight (upgradeable economy, subject to upgrade by Manager on his own account), accommodation, per diem, land travel and the like, shall be paid by Employer, and shall not be included in the Cost of Employment.

7.	Reimbursements

It is Employer’s policy to independently purchase such equipment and incur such expenses as it deems necessary from time to time in furtherance of its operations, including all the expenses which Employer has agreed to pay as set forth herein. However, if, from time to time, Employer requests from Manager, or it is otherwise absolutely necessary that Manager incur such an expense on Employer’s behalf and at Employer’s request, then Manager will file an expense report, in accordance with Employer policy, and produce receipts evidencing the expenditure. Such expenses will be reimbursed to Manager if approved in writing by HOMI Inc’s President. Use of a credit card issued in Employer’s name, if at all, shall be in strict compliance with Employer’s written policies and directions in such regard and Employer may at any time cancel such credit cards and/or Manager’s use thereof, in Employer’s discretion.

3
Exhibit A’ to Employment Agreement
HOMI Israel – Jacob Ronnel
Execution Copy

8.	Bonus and Options

8.1
In the event that the Board of Directors of Employer and/or HOMI Inc may approve a management bonus program, it is understood that various members of management of HOMI Companies could receive rights under such program, including the function of HOMI Companies’ CEO, in which case Manager shall be entitled to whatever bonus may be designated in such program to HOMI Companies’ CEO (the “Bonus”), and such Bonus shall  not be included in the Cost of Employment.

8.2
In the event that the Board of Directors of Employer and/or HOMI Inc may approve an employee stock option plan, it is understood that various members of management of HOMI Companies could receive rights under such plan, including the function of HOMI Companies’ CEO, in which case Manager shall be entitled to whatever specific rights may be designated in such plan to HOMI Companies’ CEO, for the duration of the Agreement, and such rights shall not be included in the Cost of Employment.

8.3	The timing and manner of grant and/or implementation of any rights pursuant to this Section 8 shall be at such times and in such manner as approved by the Board of Directors as specified above.

9.	Vacation; Convalescence; Sick Pay

a.
Manager will be entitled to 30 days of fully-paid annual vacation (said quantity including 22 work days and the intervening Fridays and Saturdays). Unused annual vacation days may be accumulated from one year to the next, provided that Manager’s total aggregate, cumulative entitlement to vacation days at any time cannot exceed a ceiling of 45 vacation days.

b.
Employer will determine the timing of the annual vacation, as much as possible giving consideration to Manager’s needs and requests, and to the projects that are underway at that time and the degree of flexibility that can be shown by Employer.

9.2	Any entitlement of Manager in relation to Sick Pay and Convalescence Pay shall be as determined by applicable law and are already included in the Cost of Employment.

10.	Taxes

All payments and benefits due from Employer to Manager under the terms of this Agreement will be subject to the deduction of all local, state and federal taxes, social security payments, if at all, and any other withholding payments required by law, at Manager’s cost.

______________________ Employer	______________________ Manager

Execution Copy

Exhibit B’

Effective as of 1st day of January, 2009

To the Individual Employment Agreement  (“Agreement”)

Between HOMI Israel Ltd and Jacob Ronnel

dated as of 1 January  2009

Relations Following Termination of Employment

All terms that are capitalized herein and that are defined in the Agreement and not otherwise defined in this Exhibit B’ shall have the meanings given thereto in the Agreement. In the event of any inconsistency or contradiction between the provisions of this Exhibit and the provisions of the Agreement, the provisions of the Agreement shall prevail and be binding upon the Parties.

1.	Nature of Relations Following End of Employment Relations

1.1
For a period of twenty-four months following the end of employment relations, for whatever reason, between Employer and Manager (the “Service Period”), Manager undertakes to provide Employer and/or any other of the HOMI Companies, as designated in writing by Employer, with services, in operations and/or sales and/or marketing, as designated in writing by Employer (“Services”).

1.2
Services will be on an independent contractor basis, without employment relations existing between Manager and any HOMI Company, and the terms included in Sections 2 and 4 of the Agreement shall be deemed to apply to the Services relations between the Parties during the Service Period, mutatis mutandis, provided that the non-compete restriction contained in Section 4.6 of the Agreement shall continue in force for the entire Service Period, and not just for the first 12 months following the end of employment relations.

1.3
During the first year of Service Period (“Year One”) and during the second year of the Service Period (“Year Two”), Employer may require that 20 hours’ Services will be provided by Manager each month, and Manager undertakes to meet such request.

1.4
In return for Services provided by Manager during Service Period, and in consideration for the non-compete provisions, which will remain in force for the entire Service Period as stated above, Employer shall pay Manager the sum of $4,500 per month during the Service Period, against due presentation of a tax invoice in Manager’s name.

1.5
For the duration of Year One, Employer shall pay the sum set forth in Section 1.4 above, whether or not it requests to receive the Services, and shall be exempt from paying such sum (but the non-compete provisions shall remain effective) only if Manager does not supply the Services, even though Employer demanded such services. At any time in Year Two, Employer may elect to cease making such payments, in which case Manager shall, from that point forward, no longer be required to supply Services and no longer be bound by the non-compete restriction contained in Section 4.6 of the Agreement.

______________________ Employer	______________________ Manager